Ellen Needham SSgA Funds Management, Inc. 1 Lincoln Street 22nd Floor Boston, MA 02111 United States

January 20, 2015

SSgA Active Trust (the “Trust”)

One Lincoln Street

Boston, MA 02111

Re: Fee Waiver

Dear Ladies and Gentlemen:

This is to inform you that we hereby agree to waive the fee that is payable to us under the Investment Advisory Agreement dated April 25, 2012, between us and the Trust with respect to its series State Street Clarion Global Infrastructure & MLP Portfolio (the “Agreement”) for so long as the shares of the State Street Clarion Global Infrastructure & MLP Portfolio are the only investment security held by the State Street Clarion Global Infrastructure & MLP Fund. This letter does not alter any provision of that Agreement or affect any other series of the Trust.

This letter agreement may be terminated by us only with the approval of the Board of Trustees of the Trust.

Sincerely,

SSgA Funds Management, Inc.

By:	/s/ Ellen M. Needham
Name:	Ellen M. Needham
Title:	President

Acknowledged and agreed to as of the date first set forth above

SSgA Active Trust

By:	/s/ Ellen M. Needham
Name:	Ellen M. Needham
Title:	President